March 10, 2021

Atlantic City Electric Company
500 North Wakefield Drive
Newark, Delaware 19702

Re:    Issuance of $350,000,000 aggregate principal amount of First Mortgage Bonds, 2.300% Series due March 15, 2031
Ladies and Gentlemen:

We have acted as counsel to Atlantic City Electric Company, a New Jersey corporation (the “Company”), in connection with the issuance and sale by the Company of $350,000,000 aggregate principal amount of its First Mortgage Bonds, 2.300% Series due March 15, 2031 (the “Bonds”), covered by the Registration Statement on Form S-3, No. 333-233543-07 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (“Commission”) on August 30, 2019, under the Securities Act of 1933, as amended.
The Bonds were issued under the Company’s Mortgage and Deed of Trust (the “Mortgage”), dated January 15, 1937, by and between the Company and The Bank of New York Mellon (as successor to Irving Trust Company), as trustee (the “Trustee”), as amended and supplemented, which Mortgage is governed by New Jersey law, and sold by the Company pursuant to the Underwriting Agreement dated March 3, 2021 among the Company, Mizuho Securities USA LLC and Scotia Capital (USA), Inc..
We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement and all exhibits thereto, (ii) the Restated Certificate of Incorporation of the Company, and (iii) the Amended and Restated Bylaws of the Company. We have also examined such corporate records and other agreements, documents and instruments, and such certificates or comparable documents of public officials and officers and representatives of the Company, and have made such inquiries of such officers and representatives and have considered such matters of law as we have deemed appropriate as the basis for the opinions hereinafter set forth.
In delivering this opinion, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified, photostatic or conformed copies, the authenticity of originals of all such latter documents, and the accuracy and completeness of all records, information and statements submitted to us by officers and representatives of the Company. In making our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization of all requisite
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Atlantic City Electric Company
March 10, 2021

action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof with respect to such parties.
Based upon and subject to the limitations and assumptions set forth herein, we are of the opinion that:
1.    The Company is duly incorporated and validly existing under the laws of the State of New Jersey; and
2.    The Bonds are legally issued and binding obligations of the Company entitled to the benefits under the Mortgage and enforceable against the Company in accordance with their respective terms (except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity, regardless of whether considered in a proceeding in equity or at law).
We express no opinion as to the law of any jurisdiction other than the State of New Jersey and the Federal laws of the United States.
We hereby consent to the filing of this letter as Exhibit 5.1 to the Registration Statement, and to the use therein of this firm’s name under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission.
Very truly yours,

/s/ Ballard Spahr LLP

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